Exhibit 107
Calculation of Filing Fee Tables
●
12/5/2024
Form
424(b)(2)
(Form Type)
CVS Health Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	1	Debt	7.000% Fixed-to-Fixed Rate Series A Junior Subordinated Notes due 2055	457(r)	$2,250,000,000	100%	$2,250,000,000	0.0001531	$344,475

Fees to be Paid	2	Debt	6.750% Fixed-to-Fixed Rate Series B Junior Subordinated Notes due 2054	457(r)	$750,000,000	100%	$750,000,000	0.0001531	$114,825

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

Total Offering Amounts:							$3,000,000,000		$459,300

Total Fees Previously Paid:									$0.00

Total Fee Offsets:									$0.00

Net Fee Due:									$459,300
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, CVS Health Corporation (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on Form
S-3
(Registration
No. 333-272200),
filed with the Securities and Exchange Commission (the “SEC”) on May 25, 2023. This filing fee exhibit is in connection with a final prospectus supplement (the “prospectus supplement”) dated December 3, 2024, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act for the related offering.